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                                                                     EXHIBIT 2.1
                           STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made and entered into this 6th day of October, 1998, by and among ISS GROUP, INC., a corporation organized under the laws of the State of Delaware ("Purchaser"); MARCH INFORMATION SYSTEMS LIMITED, a corporation incorporated under the laws of England and Wales with number 2459799 (the "Company"); TERENCE PATRICK PUDWELL ("MR PUDWELL"), ROBERT MARTIN WILLIAMS ("MR WILLIAMS"), DAVID ALAN HAYNES, ROSS SPENCER WAKELIN ("MR WAKELIN"), DR. STEPHEN FRASER, JOHN STUART CRAWFORD, ANDREW JOHN ROBBINS, CHARLES ARTHUR WHITE, CHRISTOPHER JAMES WOOD, RODERICK NICOLAS CONNOR AND ANTHONY FRANK BOLTON (all of said individuals, the "Sellers" and individually "Seller").


                                   RECITALS:

         A. The Sellers are the beneficial owners of all of the issued shares in the capital of the Company.

         B. Each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, the number of ordinary shares of 1 pound sterling each, of the Company set forth opposite such Seller's name on Schedule 2.1 to the Sellers' Disclosure Letter (as defined in Section 5.30 hereof) (the "Contract Shares").

         C. Purchaser, the Company and the Sellers have agreed to effect the purchase and sale of the Contract Shares provided for in this Agreement upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.      CERTAIN DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the following meanings:

         "BUSINESS" means all of the Company's business of developing software to assess information systems for security weaknesses and associated professional services which are related to information systems security.

         "LIEN" means and includes, with respect to any equity, property or asset, any lien, restriction, claim, equity, charge (fixed or floating), option, equity, right of first refusal or similar or related right, and/or any other encumbrance as to or defect in title of such property or asset whatsoever



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         "PERSON" means any individual natural person and any partnership, limited liability company, corporation, trust, government agency or subdivision and any other legal entity.

         "SELLERS' SOLICITORS" means Pitmans, 47 Castle Street, Reading, Berkshire RG1 7SR.

Where any statement is qualified by the expression "to the knowledge of the Sellers" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of and by the Sellers.

SECTION 2.              PURCHASE AND SALE.

         2.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions of this Agreement, Purchaser will accept and purchase from each Seller, and each Seller will sell, transfer, assign and deliver with full title guarantee to the Purchaser, at the "Closing" (as hereinafter defined), the number of Contract Shares owned by such Seller set forth beside such Seller's name on Schedule 2.1 to the Sellers' Disclosure Letter.

SECTION 3.              PURCHASE PRICE, CLOSING.

         3.1 PURCHASE PRICE. upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of the sellers contained herein, and in consideration of the aforesaid sale, assignment, transfer and delivery of the contract shares, on the closing date (as hereinafter defined), the Purchaser will pay or cause to be paid to the Sellers Purchaser Shares (as hereinafter defined) and cash (collectively, the "Purchase Price") in accordance with section 3.3 hereof.

         3.2 CLOSING. The closing (the "Closing") of the purchase and sale of the Contract Shares will take place forthwith after the signing hereof at the offices of the Sellers' solicitors or such other office as the parties shall agree.

         3.3 CONSIDERATION. the consideration for the Contract Shares will consist of (i) US $4.75 million in cash (the "Cash Consideration") and (ii) 119,994 shares of common stock, par value $.001 per share, of the Purchaser ("Purchaser Shares") which shall be received by the Sellers pro rata to their holding of the Contract Shares.

         3.4 CLOSING DELIVERIES. (a) At Closing, against delivery of duly executed share transfers and certificates representing the Contract Shares as provided in Section 3.4(b), Purchaser will (i) pay the Cash Consideration to the Sellers' solicitors (who are hereby irrevocably authorised to receive the same) by wire transfer of immediately available funds to such accounts as the Sellers designate in writing to Purchaser and (ii) deliver to its transfer agent instructions to issue and deliver certificates representing the Purchaser Shares to the Sellers.

                  (b) At the Closing, against delivery of the Cash Consideration and of certificates representing the Purchaser Shares as provided in Section 3.4(a), the Sellers will deliver to Purchaser or to Purchaser's designee transfers in favour of the Purchaser or such other



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name as Purchaser may specify by notice to the Sellers, of the Contract Shares duly executed by the registered holders thereof together with certificates representing all of the Contract Shares.

                  (c) Each of the Sellers hereby waives any rights which he may have under the Articles of Association of the Company or otherwise to have any of the Contract Shares offered to him for purchase prior to or in consequence of the sale or transfer of the Contract Shares to the Purchaser.

         3.5 NONCOMPETITION AGREEMENTS. At the Closing, the Purchaser and each of the Sellers will enter into a Deed of Restrictive Covenant, substantially in the form of Exhibit A attached hereto (collectively, the "Noncompetition Agreements").

         3.6 SERVICE AGREEMENTS. At Closing, the Purchaser and each of Mr Pudwell, Mr Williams and Mr Wakelin will enter into Service Agreements, substantially in the form of Exhibit B attached hereto (collectively, the "Service Agreements").

         3.7 TAX DEED. At Closing, the Purchaser and the Sellers will enter into a Deed of Tax Covenant substantially in the form of Exhibit C attached hereto (the "Tax Deed").

         3.8 STOCK OPTIONS. At Closing, the Purchaser shall grant 40,000 stock options under the Purchaser's stock option scheme to certain employees of the Company on terms consistent with options granted to other employees.



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SECTION 4.      REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE
                  SELLERS.

         The Sellers jointly and severally represent and warrant to Purchaser as follows:

         4.1 POWER AND AUTHORITY OF SELLERS; ACKNOWLEDGMENT OF UNDERSTANDING BY SELLERS.

                4.1.1 Each Seller has the full right, power and capacity to execute, deliver and perform this Agreement and each other certificate, agreement, document and instrument to be executed and delivered by such Seller in connection with the transactions contemplated by this Agreement (collectively, the "Seller Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement and the Seller Ancillary Documents have been duly and validly executed and delivered by each Seller or, in the case of any Seller Ancillary Documents to be executed and delivered hereafter, such documents will have been duly and validly executed and delivered as of Closing.

                4.1.2 This Agreement and the Seller Ancillary Documents each constitute, or in the case of any Seller Ancillary Documents to be executed hereafter, such documents will constitute, the legal, valid and binding obligation of each Seller, enforceable in accordance with their terms against such Seller.

                4.1.3 The execution, delivery and performance by each Seller of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the sale of the Contract Shares) will not, with or without the giving of notice or the passing of time, or both, (a) violate any provision of law, statute, rule or regulation to which any Seller is subject, (b) violate any order, judgment or decree applicable to any Seller or (c) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any court order, trust document, will, agreement, document or other instrument to which any Seller is a party or by which any Seller or any Seller's properties are bound. Each Seller has reviewed carefully this Agreement and the Seller Ancillary Documents to be executed and delivered by such Seller and understands the effect of the representations and warranties, covenants, conditions and other terms herein and therein, including such Seller's obligations to indemnify Purchaser against certain "Losses" (as hereinafter defined). Each Seller has discussed the terms of this Agreement and the Seller Ancillary Documents with independent legal advisers acting for such Seller, and such Seller and such legal advisors have been given adequate opportunity to comment upon the terms of this Agreement and the Seller Ancillary Documents prior to the execution and delivery hereof and thereof.



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         4.2    OWNERSHIP OF THE SHARES. Each Seller is free to sell with full title guarantee the number of Contract Shares set forth opposite such Seller's name on Schedule 2.1 to the Sellers' Disclosure Letter, and such Contract Shares (a) have been duly authorised, and are validly issued and, fully paid up, and (b) are free and clear of any Lien and have no defects of title whatsoever in the hands of such Seller. By virtue of each such Seller's ownership of such Contract Shares, the Sellers own all of the total allotted and issued shares in the capital of the Company. Other than the Contract Shares set forth opposite each Seller's name on Schedule 2.1 to the Sellers' Disclosure Letter, no Seller or any other Person owns any shares in the capital of the Company or any other equity security of the Company or any right of any kind to have any such equity security issued. Upon consummation of Closing, Purchaser shall have obtained good and valid title to the Contract Shares, free and clear of any Lien, and with no defects of title whatsoever. Each Seller has the exclusive right, power and authority to vote the Contract Shares owned by such Seller and has not granted any outstanding proxy as to such shares. No Seller is a party to or bound by any shareholder's agreement or any other agreement affecting or relating to a Seller's right to sell or otherwise transfer or vote the Contract Shares owned by such Seller and no Seller's sale of Contract Shares to Purchaser hereunder will violate the legal rights of any Person or give any Person any cause of action or claim against such Seller, the Company or Purchaser.

         4.3 INVESTIGATION BY SELLERS; Investment Intent. Each Seller has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Purchaser and acknowledges that such Seller has been provided access satisfactory to such Seller to the publicly filed documents of the Purchaser for this purpose and has been afforded an opportunity satisfactory to such Seller to discuss the foregoing with management of the Purchaser. In entering into this Agreement, each Seller has relied solely upon its own investigation and analysis and representations contained herein and each Seller:

         (a) acknowledges that none of the Purchaser or any of its officers, directors, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or the Sellers or their agents or representatives prior to the execution of this Agreement, except as otherwise set forth in this Agreement;

         (b) understands that the Purchaser Shares have not been registered under the Securities Act of 1933, as amended, of the United States (the "1933 Act"), or under the securities laws of any other jurisdiction, and may not be transferred in the absence of an effective registration statement for such securities under the 1933 Act or an opinion of counsel satisfactory to the Purchaser that registration is not required under the 1933 Act;

         (c) agrees, to the fullest extent permitted by law, that none of the Purchaser or any of its directors, officers, employees, affiliates, agents or representatives will have any liability or responsibility whatsoever to the Sellers on any basis (including, without limitation, in contract or tort, under securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company or the Sellers prior to the execution of this Agreement, except that the foregoing limitations will not apply to the Purchaser to the extent that the Purchaser makes the specific representations and warranties set forth in this Agreement but always subject to the limitations and restrictions contained in this Agreement;



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         (d)      represents that such Seller is not a "U.S. Person" (and such
Seller is not purchasing for the account of any U.S. Person) within the meaning of Regulation S under the 1933 Act;

         (e) agrees that such Seller will not, prior to the expiration of the 40-day restricted period provided for in Rule 903 of Regulation S under the 1933 Act, sell or otherwise dispose of (by means of a short sale or other hedging transaction or otherwise) any Purchaser Shares; and

         (f) all Purchaser Shares acquired by such Seller will be acquired for such Seller's own account for the purpose of investment.

         4.4 BENEFICIAL OWNERSHIP. No Seller is the owner of any shares of Common Stock of the Purchaser.
SECTION 5. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY.

         The Company and the Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

         5.1 ORGANIZATION. The Company is a company incorporated and validly existing under the laws of England and Wales and has all requisite corporate power and authority (a) to own, lease and operate its properties, (b) to carry on its business as now being conducted, (c) to enter into and perform this Agreement and each other certificate, agreement, document and instrument to be executed and delivered by the Company in connection with the transactions contemplated by this Agreement (collectively, the "Company Ancillary Documents") and (d) no notice has been received by the Company in any jurisdiction where it transacts business that it is in breach of local regulations and requirements. The Company has heretofore made available to Purchaser copies of its Memorandum and Articles of Association (the "Articles") as currently in effect and of the minute books and the register of members of the Company. Schedule 5.1 to the Sellers' Disclosure Letter is a list of the jurisdictions in which the Company is qualified to do business as a foreign corporation.

         5.2 AUTHORIZATION, EXECUTION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and the Company Ancillary Documents and the consummation of the transactions contemplated by this Agreement and by the Company Ancillary Documents have been duly authorized by all necessary corporate action on the part of the Company and the Sellers, no other corporate action on the part of the Company or the Sellers being necessary. This Agreement has been, and each Company Ancillary Document will be as at Closing, duly executed and delivered by the Company and constitutes or will constitute (as the case may be) the valid and legally binding agreements of the Company, enforceable against the Company in accordance with its respective terms.

         5.3 ABSENCE OF RESTRICTIONS, CONFLICTS AND REQUIRED CONSENTS. Except as disclosed on Schedule 5.3 to the Sellers' Disclosure Letter, the execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and by the Company Ancillary Documents and the fulfilment of and compliance with the terms and conditions of this Agreement and of the Company Ancillary Documents do not and will not (as the case may be), with or without the



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passing of time or the giving of notice or both, and no consent, approval, registration filing, application, notice, transfer, order, qualification, waiver or other action of any kind of any Person (each such action of any of the aforementioned kind being referred to herein as a "Consent") is required or necessary in order for such execution, delivery, performance and compliance not to (a) violate or conflict with any of the provisions of the Articles, (b) violate, conflict with or result in a breach or default or loss of any rights under, result in, cause or create any liability, reassessment or revaluation of assets or any Lien, or cause the termination or acceleration of any term or condition of any franchise, mortgage, lease indenture, contract, license, permit, instrument, trust document, or other agreement, understanding, document or instrument to which the Company is a party or by which the Company or any of its properties may be bound, (c) violate, conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under any Contract (as hereinafter defined), or
(d) result in the creation or imposition of any Lien of any kind whatsoever upon any of the Contract Shares or any asset of the Company.

         5.4 CONSENTS. All Consents have been duly and lawfully filed, given, obtained or taken and are effective, valid and subsisting, in a form which does not and will not materially affect the rights of the Company or interfere with the ability of the Company to conduct the Business after the date hereof and after Closing in the manner it was conducted prior to the date hereof and the Company has provided to Purchaser true and correct copies of each Consent.

         5.5      AUTHORIZED AND ISSUED SHARE CAPITAL.

                  5.5.1 The classes of authorized share capital of the Company and the number of issued and allotted shares of each class, together with the names and addresses of, and shares held by, each shareholder, are set forth on Schedule 2.1 to the Sellers' Disclosure Letter. All of such issued and allotted shares are duly authorized, validly issued and fully paid up. The Company does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements requiring the Company to issue or entitling any Person to acquire any additional shares in the share capital of the Company or any other equity security, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue any additional shares in the share capital of the Company for any purpose or reason. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares in the share capital of the Company.

                  5.5.2 Each previous issuance, transfer and purchase of the Company's shares has been in compliance with all applicable agreements and all applicable laws, including United Kingdom securities laws, and all taxes thereon, if any, have been paid. No former or present holder of any of the shares or any other securities of the Company has any claim against the Company or any Seller, based on any issuance, sale, purchase, redemption or involvement in any transfer of any shares of the Company or any other securities of the Company.



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         5.6      TRANSFER CLAIMS. No prior offer, issue, redemption, call,
purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any shares in the capital of the Company or other securities (including shares, offers, options, warrants, or debt convertible into shares, options or warrants) of the Company has given or may give rise to any valid claim or cause of action by any Person which is enforceable against the Company, any Seller or Purchaser, and no fact or circumstance exists which could give rise to any such right, claim or cause of action on behalf of any Person.

         5.7 EQUITY INTERESTS. The Company has no direct or indirect equity interest (by stock ownership, partnership interest, joint venture interest, limited liability company membership, or otherwise) in any other corporation, partnership, joint venture, limited liability company, firm, association or business enterprise.

         5.8      OWNERSHIP OF ASSETS AND RELATED MATTERS.

                  5.8.1 REAL PROPERTY. The Company does not own any freehold property. Schedule 5.8.1 to the Sellers' Disclosure Letter sets forth a list and description of all freehold property leased by the Company (the "Leased Property"). The Company has a valid leasehold interest to all of the Leased Property, free and clear of any Lien. All of the Leased Property is located in the United Kingdom.

                  The Company has good and marketable title to the Leased Property and is the legal and beneficial owner of the underleasehold interest in the Leased Property.

                  The Company is not under any obligation to purchase, lease, sublease, use or otherwise occupy or to acquire any rights of any nature whatsoever in respect of any other land or buildings wheresoever situated.


                  5.8.2    PERSONAL PROPERTY. Except as disclosed in Schedule
         5.8.2 to the Sellers' Disclosure Letter, the Company has good and marketable title, and physical possession of, all of the tangible assets which are used in its Business, free and clear of any Lien. The Company has physical possession of all such tangible assets which are used in the Business. Schedule 5.8.2 to the Sellers' Disclosure Letter sets forth a list of the tangible assets of the Company which are used in its Business and which have been fully depreciated and thus are not reflected in its books and records. The Purchaser by buying the Contract Shares and thus all the tangible and intangible assets of the Company is able to carry on the Business after Closing in the same manner as the Sellers were able to carry on the Business immediately prior to Closing.

                  5.8.3 LEASES. Schedule 5.8.1 to the Sellers' Disclosure Letter sets forth a true, correct and complete list of all leases and agreements relating to the Leasehold Property ("the Property Leases") and all leases and agreements granting to the Company possession of or rights to personal property (the "Personal Property Leases" and, together with the Property Leases, the "Leases"). The Company has heretofore delivered to Purchaser true and correct copies of all of the Leases. All of the Leases are valid and enforceable in accordance with their respective terms with respect to the Company and with respect to each other party thereto. There are no existing defaults of the Company



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         with respect to any Lease or of any of the other parties thereto (or events or conditions which, with or without notice or the passing of time or both would constitute a default of the Company or any other party thereto). The Company has peaceful and undisturbed physical possession of all the Leased property, personal property and other assets which are covered by the Leases.

                  5.8.4 DEBTS. All book debts of the Company reflected on the Interim Balance Sheet of the Company as of 31 August, 1998 referred to in Section 5.9 below, (a) are valid, existing and are, to the knowledge of the Sellers collectible in the ordinary course of the Company's business, (b) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and
         (c) are not subject to any refunds or adjustments or any defences, rights of set-off, assignment, restrictions, security interests or other encumbrances. Except as set forth in Schedule 5.8.4 to the Sellers' Disclosure Letter, (i) all such book debts are current and there is no dispute regarding the collectibility of any such book debts and (ii) no book debts have been factored, pledged, turned over for collection, or assigned to any Person.

                  5.8.5 INTELLECTUAL PROPERTY. Schedule 5.8.5 to the Sellers' Disclosure Letter sets forth a list of: (a) all patents, technical documentation, trade secrets, trademarks and service marks (whether registered or unregistered) trade or brand names, inventions, discoveries, processes, improvements, formula, ideas, copyright, design copyright, registered designs and any equivalent thereof under the laws of any country (including all United Kingdom, U.S. federal, state and foreign registrations pertaining thereto and applications therefor) and all copyright registrations and pending applications therefor owned by the Company (collectively, the "Proprietary Intellectual Property"); and (b) all patents, trademarks, trade names, copyrights, trade secrets, technology, processes and other intellectual property rights used by the Company pursuant to a license or other right granted by a third party excluding any "shrink-wrap" software packages customarily acquired through retail distribution channels ("Shrink-Wrap Software") (the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property, the "Intellectual Property"). The Company owns, or has the right to use, pursuant to valid and enforceable agreements identified in
         Schedule 5.8.5 to the Sellers' Disclosure Letter, all Intellectual Property. No claims are pending against the Company by any Person with respect to the Company's use of any Intellectual Property or challenging or questioning the validity or enforceability of any license or agreement relating to the same, and the current use by the Company of the Intellectual Property does not infringe on the rights of any Person.

                  5.8.6    COMPUTER SOFTWARE AND HARDWARE.

                        5.8.6.1 Schedule 5.8.6.1 to the Sellers' Disclosure Letter sets forth a list of (a) all software owned by the Company and used in connection with the Business (the "Proprietary Software") and (b) all software (other than the Proprietary Software) used in connection with the Business (the "Licensed Software," and together with the Proprietary Software, the "Software"). The Software consists of (i) source and object code embodied in magnetic media and (ii) all development and procedural tools necessary to maintain the Software, including licenses to use compilers, assemblers, libraries and other aids. The



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                  Company employs in the Business individuals or retains
                  consultants who assisted in the development of the Proprietary Software and who are familiar with the Business, are qualified to maintain the Proprietary Software and are familiar with the related computer hardware used by the Business (the "Hardware").

                        5.8.6.2 The Company is the owner of and has absolute unencumbered title to all intellectual property rights in the Proprietary Software. The Company developed the Proprietary Software entirely through its own efforts (together with its Consultants) for its own account, and the Proprietary Software is free and clear of any Lien. The use of the Licensed Software and the use and distribution of the Proprietary Software does not breach any terms of any contract between the Company and any other Person or violate any rights of any Person, and the performance of the transactions contemplated hereby will not breach any such contract or violate any such rights.

                        5.8.6.3 Schedule 5.8.6.3 to the Sellers' Disclosure Letter sets forth a list of all license agreements in favour of the Company relating to the Licensed Software (the "Software License Agreements"), together with any maintenance and support, custom development, or other professional services agreements relating to the Licensed Software. The Software License Agreements have granted the Company valid and subsisting license rights with respect to all software comprising the Licensed Software. The Company is in compliance in all material respects with each of the terms and conditions of each of the Software License Agreements. In the case of any commercially available "shrink-wrap" software programs, neither the Company nor to the knowledge of the Sellers any of its employees, agents or representatives has made or is using any unauthorized copies of any such software programs. True, correct and complete copies of the Software License Agreements have been made available to Purchaser. After Closing, the Company will have and retain all of the rights the Company now has under each Software License Agreement. The Closing will not impair or affect such rights.

                        5.8.6.4 The Proprietary Software does not infringe any patent, copyright, trade secret or other intellectual property right of any Person. The source code for the Proprietary Software has been maintained in confidence, and, except as provided in customer Contracts, copies of which have been furnished to Purchaser, no Person has been granted access to or any right or license to use the source code for any Proprietary Software. Except as disclosed in Schedule
                  5.8.6.4 to the Seller's Disclosure Letter no source code for any Proprietary Software has been placed in any source code escrow or similar arrangement for the benefit of any Person.

                         5.8.6.5 All personnel of the Company, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Proprietary Software either (a) have been employees of the Company performing work within the scope of their employment, which fact has vested in the Company all of their rights to the Proprietary Software that could or might be claimed by any such Person, or (b)



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                  have executed appropriate written instruments of assignment in favour of the Company as assignee that have conveyed to the Company full and complete ownership of all of their intellectual property rights in the Proprietary Software. True, correct and complete copies of such instruments of assignment have been provided to Purchaser.

                        5.8.6.6 Schedule 5.8.6.6 to the Sellers' Disclosure Letter sets forth a list of agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Proprietary Software by any sales representative, agent, distributor, reseller, sublicensee or other remarketer or sales organization.

                        5.8.6.7 Schedule 5.8.6.7 to the Sellers' Disclosure Letter sets forth a list of each right or license granted by the Company to any Person with respect to the Software (collectively, the "Third Party Licenses") for license fees in excess of 25,000 pounds sterling. The Company has furnished Purchaser with copies of each such Third Party License listed on such Schedule 5.8.6.7. The Company is in compliance with each of the terms and conditions of each Third Party License, and each licensee is in compliance with each of the terms and conditions of each Third Party License.
                  Schedule 5.8.6.7 also sets forth a list of each maintenance and support, custom development or other professional services agreement or arrangement entered into by the Company in which the Company has agreed to maintain, support or develop any software for or on behalf of any third party. True, correct and complete copies of such agreements and arrangements have been furnished to Purchaser by the Company.

                        5.8.6.8 The Software and the computer equipment owned by the Company are adequate in all material respects with the other assets of the Business to run the Business. There have been no material problems experienced by the Business in the past eighteen (18) months with respect to the Software or Hardware and the provision of services to clients of the Business which have resulted, or reasonably could be expected to have resulted in the termination of the Company's relationship with any such client or a material reduction in the amount of business done by the Company with any such client.

                        5.8.6.9 True, correct and complete copies of each confidentiality, assignment of know-how inventions or developments, non-competition, non-solicitation and other related or similar contracts or agreements to which the Company is a party with any director, officer, employee, consultant, advisor or independent contractor have been furnished to Purchaser, and such contracts are listed on
                  Schedule 5.8.6.9 to the Sellers' Disclosure Letter.

                5.8.7 NO THIRD PARTY OPTIONS. Except for agreements with customers and clients as to the sale or provision by the Company of specific inventory or services in the ordinary course of business, there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any assets, properties or rights of the Company or any interest therein.

                5.8.8 OWNERSHIP. Except for assets leased under the Leases or licensed under the Licenses, all assets used in the operation of the Business are owned by the Company. The assets owned, leased and licensed by the Company constitute all the assets and properties necessary to permit the Company to conduct the Business in the same manner as the Company has conducted the Business in the past. All assets owned by the Company that are used or held for use in the Business are owned by the Company, free and clear of any Lien.

                5.8.9 CONDITION OF CERTAIN ASSETS. The buildings, machinery, equipment and other tangible property owned or leased by the Company are in good operating condition and good state of repair, subject to ordinary wear and tear. All public utilities (including water, gas, electricity, and storm and sanitary sewage) required to operate the facilities of the Company are available in sufficient quantities or levels of service consistent with past operations of the Company.

                5.8.10 NO CONDEMNATION OR EXPROPRIATION. Neither the whole nor any portion of the Leased Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment or compensation therefor, nor to the knowledge of the Sellers of the Company has any such condemnation, expropriation or taking been proposed.

                5.8.11     THIRD PARTY LEASES. Except as otherwise disclosed in
Schedule 5.8.11 to the Sellers' Disclosure Letter, there are no leases, subleases, licenses, concessions, options or other agreements, written or oral, under which the Company has granted to any other Person the right of use or occupancy of any portion of the Leased Property.

                5.8.12 LIST OF ACCOUNTS. Schedule 5.8.12 to the Sellers' Disclosure Letter contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and a list of the Persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, having access thereto.

                5.8.13 CONTINGENT LIABILITY. The Company has no actual or contingent liability of any nature whatsoever in respect of any freehold or leasehold land or buildings other than the Leased Property whether as present or former freeholder or leaseholder or surety or otherwise and the Company will not at any time in the future have any such liability in respect of freehold or leasehold land or buildings owned or occupied by the Company prior to the date hereof other than the Leased Property.


         5.9    FINANCIAL STATEMENTS.

                5.9.1 The Company has delivered to Purchaser copies of the balance sheets and profit and loss accounts of the Company as at March 31, 1995, March 31, 1996, March 31, 1997 and March 31, 1998, and for the respective twelve month periods then ended, which have been audited and reported upon without qualification by Haines Watts, chartered accountants and registered auditors (the "Audited Financial Statements"). The balance sheet as of March 31, 1998 is referred to herein as the "Audited Balance Sheet".

                5.9.2 The Company has delivered to Purchaser copies of the unaudited balance sheet of the Company as at 31 August 1998, (the "Interim Balance Sheet") and the unaudited profit and loss account for the 5 month period ended 31 August 1998, (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Interim Financial Statements and the Audited Financial Statements are referred to collectively as the "Financial Statements".

                5.9.3      Copies of the Financial Statements are attached as
         Schedule 5.9 to the Sellers' Disclosure Letter. Each of the balance sheets included in the Financial Statements (including any related notes and schedules thereto) fairly presents the financial position of the Company as of the date thereof, and each profit and loss account included in the Financial Statements (including any related notes and schedules) fairly presents the results of operations of the Company for the periods set forth therein, in each case in accordance with historical cost convention and the accounting policies set out in the Audited Financial Statements, consistently applied during the periods involved and, in the case of the Interim Financial Statements, subject to normal year end adjustments, consistent with past practice.

         5.10 NO UNDISCLOSED LIABILITIES. All of the liabilities and obligations of the Company as of the date of the Audited Balance Sheet required by the Financial Reporting Standards in force at the date hereof and issued by the Accounting Standards Board of the Institute of Chartered Accountants of England and Wales (which shall be deemed to include any Financial Reporting Standards adopted by the Accounting Standards Board, Statements of Standard Accounting Practice and pronouncements of the Urgent Issues Task Force) to be disclosed, reflected or provided for therein are disclosed, reflected or provided for in the Audited Balance Sheet. All of the liabilities of the Company, whether accrued, absolute, contingent or otherwise, as of the date of the Audited Balance Sheet not disclosed, reflected or provided for in the Audited Balance Sheet are disclosed in Schedule 5.10 to the Sellers' Disclosure Letter. Since the date of the Audited Balance Sheet the Company has not incurred any debts, liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise, except liabilities and obligations incurred in the ordinary course of its business and consistent with past practices and except liabilities and obligations that, individually or in the aggregate, have not had and are not reasonably likely to have a "Material Adverse Effect" (as hereinafter defined).

         5.11   ABSENCE OF CERTAIN CHANGES.

                5.11.1 Except as set forth on Schedule 5.11.1 to the Sellers' Disclosure Letter and as reflected in the Interim Financial Statements, since March 31, 1998, there has not been (a) any material adverse change in the properties, business, business prospects, financial condition or results of operations of the Company, (b) any damage, destruction, loss or casualty to property or assets of the Company, whether or not covered by insurance, or any deterioration in the condition of the property or assets of the Company, (c) any transactions, direct or indirect, between the Company and any shareholder, director or officer of the Company, including any sale of assets, loans, contributions or payment of dividends or making of any other type of distribution from the Company, except for compensation by the Company of employees and reimbursement of ordinary and necessary business expenses in accordance with past practice, or (d) any agreement to do or effect any of the foregoing. Since March 31, 1998, the Company has (1) extended credit to customers, collected debts and paid accounts payable and similar obligations in the ordinary course of its business consistent with past practice, (2) conducted the Business in the ordinary course on a basis consistent with past practice, (3) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business, consistent with past practices, none of which agreements, transactions, activities, or commitments will have a Material Adverse Effect and (4) used its best endeavours to preserve the business, customers and suppliers of the Company.


                5.11.2 Except as set forth in Schedule 5.11.2 to the Sellers' Disclosure Letter, or as reflected in the Interim Financial Statements, with respect to the Company, since March 31, 1998, there has not been (a) any ordinary or "extraordinary" loss suffered, (b) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, (c) any assets mortgaged, pledged or made subject to any Lien, (d) any liability or obligation (accrued, absolute or contingent) incurred except in the ordinary course of business and consistent with past practice and which has not had and is not reasonably likely to have a Material Adverse Effect, (e) any claim, liability or obligation (accrued, absolute or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Audited Financial Statements or incurred in the ordinary course of business and consistent with past practice on or after March 31, 1998, (f) any note, cheque debt which has been written off as uncollectible, except write-offs in the ordinary course of business consistent with past practice, (g) any write-down of the value of any asset or investment on the Company's books or records, including any investment or expenditure for software development, except for depreciation and amortization taken in the ordinary course of business consistent with past practice, (h) any cancellation of any debt or waiver of any claim or right of substantial value, or sale, transfer or other disposition of any property or asset (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business consistent with past practice and which in any event do not exceed 10,000 pounds sterling in the aggregate, (i) any single capital expenditure or commitment in excess of 5,000 pound sterling for additions to property or equipment or aggregate capital expenditures and commitments in excess of 25,000 pound sterling for additions to property or equipment, (j) any sale or other disposal of assets, (k) any increase in the compensation of any director, officer or employee, whether now or hereafter payable in excess of 7% of their prior compensation level per year, (l) any material adverse change in the Company's relations with any of its employees, suppliers or customers,
         (m) any increase of any reserves for contingent liabilities over the amount included in the Audited Balance Sheet, (n) any transactions entered into other than in the ordinary course of business, (o) any agreement to do any of the foregoing, (p) any change by the Company in any method of accounting or keeping its books of account or accounting practices, (q) any determination or realization by management of the Company that the performance by the Company of any contract to which the Company is a party (regardless of the date entered into) (a "Loss Contract") will result in the Company's suffering a material loss over the term of such Loss Contract, if the revenues and expenses fairly attributable to the Loss Contract are accounted for separate from the other revenues and expenses of the Company, or (r) any other event, development or condition of any character that has had or is reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition,

         Business or business prospects of the Company, taken as a whole (a "Material Adverse Effect").

         5.12 LEGAL PROCEEDINGS. No suits, actions, claims, proceedings or investigations have been commenced against the Company pending or, to the knowledge of the Company or the Sellers, threatened against, relating to or involving the Business or the Company or any of its directors, officers, employees, consultants or independent contractors (acting in their capacity as such) before any court, arbitrator or administrative or governmental body. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, will, individually or in the aggregate, have a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any court, arbitrator or administrative or governmental body. The Company is not subject to any governmental restriction which is reasonably likely (a) to have a Material Adverse Effect or (b) to cause a limitation on the conduct of the Business by the Company after Closing in the same manner as heretofore conducted by the Company. To the knowledge of the Sellers no event has occurred or circumstance exists that may (with or without notice or the passing of time or both) give rise to or serve as the basis for any suit, action, claim, proceeding or investigation against or involving the Company or the Business which is likely to have a Material Adverse Effect. To the knowledge of the Sellers no action or proceeding has been instituted against the Sellers or the Company before any court or other governmental body by any Person or public authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.


         5.13 LICENSES, PERMITS AND COMPLIANCE WITH LAW. To the knowledge of the Sellers the Company has all authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory offices and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (collectively, the "Licenses"). Schedule 5.13 to the Sellers' Disclosure Letter sets forth a list of all the Licenses. None of the Company's rights under any of the Licenses will be affected by the transactions contemplated by this Agreement and, after Closing, the Company will have and retain all of the rights it currently has under the Licenses. Except as disclosed in Schedule
5.13 to the Sellers' Disclosure Letter, the Company and the Business is, to the knowledge of the Sellers in compliance in all material respects with all applicable laws, regulations and court and administrative orders (including laws and regulations relating to employee safety, environmental, employment, labour or use or occupancy of properties or any part thereof) of the United Kingdom or other government to which it is subject. Neither the Company nor the Business is presently charged with, has received any notice (whether written or oral) of, or is under governmental investigation with respect to any actual or alleged violation of any statute, ordinance, rule or regulation. Neither the Company nor the Business is presently a party in an adverse proceeding or has received any notice (whether written or oral) of any threatened adverse proceeding, in either case by any regulatory authority having jurisdiction over the Company or the Business.

         5.14 CONTRACTS. For purposes of this Agreement, "Contract" means any contract, agreement, purchase order, mortgage, promissory note, deed of trust, debt instrument, lease (including the Leases), franchise, license, commitment, arrangement, undertaking or understanding to which the Company is a party or bound or to which it or its property is subject, whether written or oral and including each and every amendment, modification or supplement to any of them. The Contracts are valid and enforceable in accordance with their respective terms with respect to the Company and with respect to each other party thereto. There are no existing material defaults of the Company under any Contract or of any of the other parties thereto (or events or conditions which with or without notice or the passing of time or both would constitute a material default as to any party). Schedule 5.14 to the Sellers' Disclosure Letter sets forth a list of all consents or notices required to be obtained or given under the Contracts in connection with this Agreement and the transactions contemplated hereby in order for the Contracts to remain in full force and effect, and for the Company to have and retain after Closing, all of the rights it currently has under the Contracts. Without limiting the foregoing, unless disclosed in Schedule 5.14 to the Sellers' Disclosure Letter and a copy thereof has been furnished to Purchaser, the Company is not a party to any of the following contracts, agreements, commitments, arrangements, understandings, or other instruments (in each case whether oral or written) (including any amendment, modification or supplement to the foregoing):

                5.14.1 Indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of Liens.

                5.14.2 Contracts, whether or not fully performed, in respect of the issuance, sale or transfer of shares, bonds or other securities of the Company or pursuant to which the Company has acquired any substantial portion of its Business or assets.

                5.14.3 Management, employment, consulting or advisory agreements, or arrangements or agreements related to temporary services of any kind.

                5.14.4     Union or other collective bargaining agreements.

                5.14.5     Powers of attorney.

                5.14.6 Sales agency, manufacturer's representative and/or distributorship agreements or other distribution or commission arrangements.

                5.14.7 Licenses (other than licenses resulting from opening shrink-wrapped products) of any patent, trademark, software, copyrights, know-how and/or other intellectual property rights.

                5.14.8 Agreements, orders or commitments for the purchase of services, supplies, software, computer hardware or finished products not yet supplied from any one supplier for an amount in excess of 15,000 pounds sterling.

                5.14.9 Agreements, orders or commitments for the sale of products, software, computer hardware or services to any single purchaser that involves or is likely to involve more than 25,000 pounds sterling over the next twelve months.

                5.14.10 Any contract or option relating to the sale by the Company of any asset, other than provision of services in the ordinary course of business, in accordance with past practices.

                5.14.11 Agreements or commitments for capital expenditures in excess of 10,000 pounds sterling for any single project.

                5.14.12 Joint venture or partnership agreements or limited liability company operating agreements.

                5.14.13 Agreements requiring the consent of any party thereto to the consummation of the transactions contemplated by this Agreement.

                5.14.14    Lease agreements under which the Company is lessor.

                5.14.15 Agreements, contracts or commitments for any charitable or political contribution.

                5.14.16 Agreements prohibiting, partially restricting, or otherwise limiting the Company's ability to compete, solicit customers or otherwise conduct any business anywhere in the world.

                5.14.17 Agreements (other than agreements pertaining to patented, trademarked or copyrighted property of another Person) with any supplier of goods or services of any kind to the Company where such supplier is the only available source of the goods or services in question on the economic terms offered by such supplier.

                5.14.18 Any other Contracts that involve or may involve payments to or receipts by the Company of more than 25,000 pound sterling over the next twelve months, or that were entered into other than in the ordinary course of business and in accordance with past practices.

         5.15   TAX RETURNS; TAXES.

                5.15.1 TAXES. For purposes of this Agreement, "taxation" means all taxes, levies, imposts, duties, charges and withholdings of whatsoever nature whenever and wherever imposed and without limitation includes income tax, corporation tax, advance corporation tax, capital gains tax, the charge under section 601(2) of the Taxes Act 1988 (as hereinafter defined), value added tax, Customs and Excise duties, amounts corresponding to any of corporation tax or income tax or advance corporation tax, inheritance tax, National Insurance contributions, stamp duty, stamp duty reserve tax and the Uniform Business Rate and all penalties, charges, costs and interest included in or relating to any tax or to any obligation in respect of tax (in all cases, regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to the Company or any other person, firm or company and regardless of whether the Company has or may have any right of reimbursement against any other person) and "Taxes Act 1988" means the United Kingdom Income and Corporation Taxes Act 1988;

                5.15.2 TAX RETURNS.. All necessary information, notices, accounts, statements, reports, computations and returns which ought to have been made have been properly and punctually submitted by the Company to the relevant taxation authorities and all information, notices, computations and returns submitted to such authorities are true and accurate and are not the subject of any material dispute nor are likely to become the subject of any material dispute.

                5.15.3 TAXATION LIABILITIES. All taxation of any nature and whenever or wherever incurred the liability for which arises or arose in respect of the Company has been paid (insofar as such taxation ought to have been paid) and without prejudice to the generality of the foregoing the Company has made all such deductions, withholdings or retentions as it was obliged or entitled to make and all such payments as should have been made.

                5.15.4 MITIGATION OF TAX DEDUCTIONS. The Disclosure Letter contains details of all current exemptions obtained by the Company from any taxation authorities permitting the payment of interest or royalties without deduction for or on account of tax.

                5.15.5 OUTSTANDING TAX MATTERS. There are set out in the Disclosure Letter with express reference to this paragraph full details of all matters relating to taxation in respect of which the Company (either alone or jointly with any other person) has an outstanding entitlement (a) to make any claim (including a supplementary claim) for relief under any taxation statute; (b) to make any election for one type of relief, or one basis, system or method of taxation as opposed to another; (c) to make any appeal (including a further appeal) against any assessment to taxation; (d) to make any application for the postponement of taxation; or (e) to make any claim for the repayment of taxation.

                5.15.6 REIMBURSEMENTS AND INDEMNITIES. The Company is not and will not become liable to pay or make reimbursement or indemnity in respect of any taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that taxation within any specific period where such taxation is in respect of any profit, income, gain, transaction, act, omission, event, or circumstance arising, occurring or due to arise wholly or partly before Closing.

                5.15.7 SECONDARY LIABILITIES. The Company is not liable to be assessed or to have any taxation collected from it nor is it accountable for any taxation in respect of any transactions, events, profits, income or gains, or deemed profits, income or gains of any third party.

                5.15.8 PENALTIES AND INTEREST. No liability to pay any penalty, fine, surcharge or interest in connection with taxation which has not been paid has been incurred by the Company.

                5.15.9 DISPUTES AND INVESTIGATIONS. The Company has not been the subject of any dispute with or investigation, audit or visit by or involving any taxation authority and there is no transaction, act, omission, event or circumstance which is likely to or might give rise to any such dispute or investigation, audit or visit.

                5.15.10 PAYE & NIC. The Company has properly operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the Inland Revenue for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems.

                5.15.11 DEDUCTIONS OF TAX. All payments made by the Company which were required to be or which ought to have been made under deduction or withholding of taxation have been so made and any sums required to be accounted for have been accounted for to the relevant tax authority.

                5.15.12 EXPENDITURE DEDUCTIBLE. No rents, interest, annual payments or other sums other than of an income or revenue nature paid or which are payable by the Company or for which the Company is under an obligation are wholly or partly disallowable or have been disallowed as a deduction or as a charge on income.

                5.15.13 TAXATION ON DISPOSALS. No tax would have arisen on the disposal by the Company of any asset of pool of assets if that asset or pool of assets had been disposed of on March 31, 1998 for a consideration equal to the book value of that asset or pool of assets shown in or adopted for the purposes of the Audited Balance Sheet.

                5.15.14 BALANCING CHARGES. No event has occurred since March 31, 1998 otherwise than in the ordinary course of business by reason of which any balancing charge may fall to be made against or any disposal value may fall to be brought into account by the Company under the Capital Allowances Act 1990 (or other legislation relating to any capital allowances).

                5.15.15 QUALIFYING EXPENDITURE. All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of the trade carried on by the Company) for writing-down allowances under Part II Capital Allowances Act 1990 (machinery and plant).

                5.15.16 ALLOWANCES CLAIMED. All capital allowances made or to be made to the Company in respect of capital expenditure incurred prior to the date hereof or to be incurred under any subsisting commitment have been made or will be made in taxing its trade.

                5.15.17 SHORT LIFE ASSETS. The Company has not made any election under section 37 Capital Allowances Act 1990 nor is it taken to have made such an election under subsection (8)(c) of that section.

                5.15.18 INDUSTRIAL BUILDINGS. None of the assets expenditure on which has qualified for a capital allowance under Part I Capital Allowances Act 1990 has at any time since that expenditure was incurred been used otherwise than as an industrial building or structure.

                5.15.19 LEASED ASSETS. The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be made under sections 53 or 55 Capital Allowances Act 1990 in respect of any such asset and no claim for capital allowances on expenditure incurred by the Company prior to Closing on the provision of machinery or plant which at the date hereof is still leased will or may be restricted by reason of section 61(5) Capital Allowances Act 1990.

                5.15.20 ARMS LENGTH DISPOSALS. The Company has only disposed of or acquired any asset in circumstances such that the disposal or acquisition would be treated for tax purposes as an arm's length transaction.

                5.15.21 BASE VALUES. The expenditure attributable to any asset allowable in the computation of any chargeable gain or allowable loss is not less than the value of the asset shown in the Audited Balance Sheet.

                5.15.22 GIFTS INVOLVING THE COMPANY. The Company does not hold nor has held shares in a company on a disposal of which section 125 TCGA 1992 (close company transferring assets at an undervalue) could apply.

                5.15.23 GIFTS INVOLVING THE COMPANY II. The Company has not received any asset by way of gift as mentioned in section 282 TCGA 1992 (recovery from donee).

                5.15.24 ROLLOVER GAINS. The Disclosure Letter sets out full details of all claims and elections made under section 175 TCGA 1992 (replacement of business assets by members of a group), section 23 TCGA 1992 (compensation and insurance moneys) or under sections 247 to 248 152 to 162 or 165 (inclusive) of the TCGA 1992 (replacement of business assets) insofar as such claim or election affects or could affect the chargeable gains or allowable loss which would arise on any disposal of any asset after March 31, 1998.

                5.15.25 TRANSACTIONS BETWEEN CONNECTED PERSONS. The Company is not entitled to any capital loss to which the provisions of section 18 TCGA 1992 are applicable.

                5.15.26 DISPOSAL OF DEBTS. No chargeable gain will accrue to the Company on the disposal or satisfaction of any debt.

                5.15.27    Close Company Apportionment. No apportionment within
         Section 423 of the Taxes Act 1988 has been made against the Company within the last seven years and no such apportionment will be made in respect of any accounting period commencing on or before 1st April 1989.

                5.15.28 CESSATION. The Company has not at any time within the last seven years ceased to carry on the trade, or business of holding investments, in which its activities wholly or mainly consisted.

                5.15.29 Close Investment Holding Company. The Company has not in any Accounting Period beginning after 31st March 1989 been a close investment-holding company as defined in Section 13A of the Taxes Act 1988.

                5.15.30 CLOSE COMPANY DISTRIBUTIONS. The Company has not incurred any expenses required to be treated as a distribution by
         Section 418 of the Taxes Act 1988.

                5.15.31    LOANS BY CLOSE COMPANIES. No loan or advance within
         Part XI, Chapter II of the Taxes Act 1988 (Charges to Tax in Connection with Loans) has been made by the Company and remains outstanding and the Company has not since March 31, 1998 released or written off the whole or part of the debt in respect of any such loan or advance.

                5.15.32 DISTRIBUTIONS SHOWN IN THE FINANCIAL STATEMENTS ETC. No distribution within the meaning of sections 209 (distributions) and 210 (bonus issue following repayment of share capital) Taxes Act 1988 has been made by the Company since 6th April 1965 except dividends shown in its audited accounts nor is the Company bound to make any such distribution and the Company has not made any distribution or deemed distribution without paying advance corporation tax thereon.

                5.15.33 GROUP INCOME ELECTIONS. The Company is not nor is it in the last seven years been a member of a group for United Kingdom Tax purposes.

                5.15.34 VAT. The Company is a taxable person and is registered for the purposes of the Value Added Tax Act 1994 and is not in arrears with any return or payments, has not received any surcharge liability notice and has not been required to pay any fine, surcharge or penalty or give security thereunder.

                5.15.35 VAT EXEMPTION. The Company is not nor was partially exempt in its current or preceding value added tax year and there are no circumstances by reason of which the Company might not be entitled to credit for all value added tax chargeable on supplies received and imports or acquisitions of goods made (or agreed or deemed to be received or made) by it since the beginning of its earliest value added tax year to include a period since March 31, 1998, and there are no circumstances by reason of which Regulation 107 Value Added Tax Regulations 1995 might apply (or has since March 31, 1998 applied) to the Company.

                5.15.36 OPTION TO TAX. The Company has not elected to waive exemption from value added tax under the provisions of paragraph 2 of
         Schedule 10 to the Value Added Tax Act 1994 in respect of any interest in land or buildings held by the Company.

                5.15.37 OPTION TO CHARGE VAT ON SUPPLIES BY THE COMPANY. The Disclosure Letter contains full particulars of all elections to waive exemption made or agreed to be made under Schedule 10 to the Value Added Tax Act 1994 by
         (I) the Company or (ii) any person in relation to which the Company is a relevant associate as defined in paragraph 3(7) of that Schedule and in respect of each election made has been properly made and in particular any necessary notification and information has been duly given under paragraph 3(6) of that Schedule.

                5.15.38 CAPITAL GOODS SCHEME. The Disclosure Letter sets out full details of all adjustments that have arisen or could arise on the Company under Part XV Value Added Tax Regulations 1995.

                5.15.39 DEEMED INCOME AND GAINS. Except as provided in the Audited Balance Sheet, there is in relation to the Company no liability to taxation on income or gains except in respect and to the extend of income and profits accruing to the Company nor do any arrangements exist in relation to the Company which may give rise to any such liability.

                5.15.40 STAMP DUTY. All documents in the possession of the Company or to the production of which the Company is entitled and which attracts stamp duty or transfer duty in the United Kingdom or elsewhere have been duly stamped, the Company has duly and punctually paid all stamp duty reserve tax to which it is or has been liable and is not liable to any penalty or fine in respect of any such duty or stamp duty reserve tax and there are no circumstances (including the existence of this Agreement) likely to lead to any such penalty, fine, duty or document tax or to stamp duty reserve tax.

                5.15.41 UK RESIDENCE. The Company is resident in the United Kingdom for the purposes of United Kingdom taxation and is not and has never been resident in any other jurisdiction or been treated as trading through a branch or agency or having a permanent establishment in any other jurisdiction.

                5.15.42 CAPITAL TRANSFER TAX AND INHERITANCE TAX. No transfer of value (as defined by the Inheritance Tax Act 1984) or disposal by way of gift (within the meaning of section 102 Finance Act 1986) has at any time been made by or to the Company, and there are no other circumstances by reason of which any liability in respect of capital transfer tax or inheritance tax has arisen or could arise on the Company nor is there outstanding any Inland Revenue charge for unpaid inheritance tax (as provided by sections 237 (imposition of charge) and 238 (effect of purchases) Inheritance Tax Act 1984) over any asset of the Company or in relation to any shares in the capital of the Company nor are there in existence any circumstances whereby any such power as is mentioned in section 212(1) Inheritance Tax Act 1984 could be exercised in relation to any shares, securities or assets of the Company.

                5.15.43 TAX AVOIDANCE. Other than transactions carried into effect in accordance with the terms of a relevant application and corresponding valid and effective consent or clearance obtained on the basis of full and accurate disclosure to the Inland Revenue, the Company has not at any time been a party to or otherwise involved in any transaction to which any of the following provisions have been or could be applied: (a) section 139(5) TCGA 1992 (Company reconstruction or amalgamation: transfer of assets); (b) section 75 of the Capital Allowances Act 1990 (further restrictions on allowances); (c) section 106 TCGA 1992 (disposal of shares and securities within prescribed period of acquisition); (d) sections 135 and 136 TCGA 1992 (exchange of securities and reconstruction or amalgamation involving issue of securities); (e) sections 213 to 218 Taxes Act 1988 and section 192 TCGA 1992 (demergers); (f) section 219 Taxes Act 1988 (purchase by unquoted trading company of its own shares); (g) sections 61, 63, 64 or 65 Finance Act 1993 (interest etc on debt between associated companies); (h) section 166 Finance Act 1993; (i) sections 56 (transactions in deposits etc), 399 (dealings in commodity futures etc), 410 (arrangements for transfer of company), 395 (leasing contracts), 116 (arrangements for transferring relief) and section 118 (restrictions on relief) of the Taxes Act; and (j)
         Part XVII (tax avoidance) Taxes Act 1988.

                5.15.44 RAMSAY PRINCIPLE. The Company has not been involved in any transaction or series of transactions which, or any part of which, may for any tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to tax.

                5.15.45 LOAN RELATIONSHIPS. The Company is not, and has not been a party to any loan relationship for which the authorised accounting method under the Finance Act 1996 is not the accounting method used in the Audited Balance Sheet nor has the Company been party to any loan relationships with a connected person as defined in
         Section 87(3) of the Finance Act 1996 nor has the Company been released from the whole or any part of any debt for which a deduction has previously been allowed, or will be allowed, in computing the taxable profits of its trade.

         5.16              DIRECTORS AND EMPLOYEES. Except as disclosed in
         Schedule 5.16 to the Sellers's Disclosure Letter:

                5.16.1 There is no consultancy agreement with the Company or any agreement for management services nor any contract of service with any director of the Company.

                5.16.2 Full and accurate details of the terms and conditions of employment as at Closing of the Sellers and all other employees of the Company including the date of commencement of their continuous period of employment and all terms of general application applicable to such employment (including any arrangements or assurances (whether or not legally binding) in relation thereto) are set forth at Schedule
         5.16.2 of the Seller's Disclosure Letter.

                5.16.3 Since 31 March 1998 there has not been any material alteration in the terms of employment or any material increase in any fees or emoluments paid or payable to any director or employee of the Company.

                5.16.4 There is no amount owing to any present or former director or employee of the Company other than for remuneration accrued due or for reimbursement of business expenses.

                5.16.5 There is no share option or share incentive scheme of any nature whatsoever in operation by or in relation to the Company for any of its directors or employees.

                5.16.6     Since 31 March 1998:

                (a) no liability to pay compensation of any kind or any payment of any kind to any person who is or has been a director or other employee has been incurred by the Company, whether under the Employment Rights Act 1996, the Trade Union and Labour Relations (Consolidation) Act 1992, the Trade Union Reform and Employment Rights Act 1993 or otherwise howsoever;

                (b) no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

                5.16.7 There are no employees of the Company whose continuous period of employment for the purposes of redundancy payments or compensation for unfair dismissal would include any employment by any other person, firm or company prior to the commencement of their employment with the Company.

                5.16.8 To the knowledge of the Sellers the Company has in relation to each of its employees and former employees complied with:

                (a) all obligations imposed on it by all statutes, regulations and codes of conduct and practice relating to or affecting the employment of its employees or in relation to any trade union and has maintained current, adequate and suitable records regarding the service and terms and conditions of employment of each of its employees;

                (b) all collective agreements, recognition agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

                (c) all relevant orders, awards and recommendations made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service or otherwise in relation to its employees or former employees.

                5.16.9 Within the period of one year ending on the date hereof the Company:

                (a) has not given notice of any redundancies to the Secretary of State or started consultations with any independent trade union, or unions, under the provisions of Chapter 2 of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 nor has the Company failed to comply with any obligation under the said Chapter 2; and

                (b) has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 nor has the Company failed to comply with any duty to inform and consult any independent trade union under the said Regulations.

                5.16.10 No dispute has arisen between the Company and a material number or category of its employees nor are there any present circumstances known to the Sellers which are likely to give rise to any such dispute nor is there any contract, agreement or arrangement whether legally binding or otherwise between the Company and any trade union or other body or organisation representing any employees of the Company.

                5.16.11 There are no training schemes, arrangements or proposals in existence at the date hereof nor have there been any such schemes, arrangements or proposals in the past in respect of which a levy may henceforth become payable by the Company under the Industrial Training Act 1982.

         5.17 EMPLOYEE BENEFIT PLANS. Except as disclosed in Schedule 5.17 to the Sellers' Disclosure Letter:

                5.17.1 There are no plans, programs, policies or arrangements (whether written or oral) ("Employee Benefit Plans") providing cash, superannuation or other compensation or benefits of any kind or description whatsoever (whether current or deferred) to, or on behalf of, any current or former officer, employee or director of the Company or any "Company Subsidiary" (as defined below) or any of their dependents under which the Company has any liability, duty or obligation whatsoever, whether fixed or contingent, including but not limited to, any employment, consulting or severance agreement.

                5.17.2 The Company has supplied to the Purchaser all relevant details including (without limitation): (i) except in relation to the personal pension plans of employees into which the Company pays contributions, true and complete copies of all deeds and other documents governing each Employee Benefit Plan including the copies of any explanatory literature or announcements made to participants in respect of any of such plans; and (ii) an accurate written summary of all material provisions of each unwritten Employee Benefit Plan, other than any unwritten Employee Benefit Plan under which the Company has no liability, duty or obligation whatsoever, whether fixed or contingent.

                5.17.3 The existing assets of the March Systems Consultancy Limited Directors Pension Plan and the March Systems Consultancy Limited Pension Scheme No 2 (the "Company Pension Schemes") are adequate at Closing to secure fully the benefits which have accrued to the members and beneficiaries under those schemes at that date.

                5.17.4 All contributions or premiums due to be paid to or in respect of each Employee Benefit Plan that have fallen due for payment have been paid.

                5.17.5 Each Employee Benefit Plan has been established, maintained and administered in compliance with all applicable laws, and all applicable reporting and disclosure requirements with respect to each Employee Benefit Plan have been satisfied on a timely basis.

                5.17.6 No claims have been made or to the knowledge of the Company or the Sellers threatened with respect to an Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of the plan's operations) which claims could reasonably be expected to result in any liability to the Company, and to the knowledge of the Company or the Sellers no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company or the Sellers, has been proposed with respect to any Employee Benefit Plan.

                5.17.7 The transactions contemplated by this Agreement will not result in any required additional payments to or benefit accruals for, or any increase in the vested interest of, any current or former officer, employee or director or any of their dependents under any Employee Benefit Plan. The transactions contemplated by this Agreement will not result in any payments to any current or former officer, employee or director of the Company.

                5.17.8 Each of the Company Pension Schemes provides only money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).

                5.17.9 The Company Pension Schemes do not hold and have not held any employer related investments within the meaning given by
         Section 40 of the Pensions Act 1995 and there are no loans or borrowings outstanding between the Company Pension Schemes and the Company.

         5.18 INSURANCE. Schedule 5.18 to the Sellers' Disclosure Letter sets forth a list of the Company's current insurance policies and coverages, including names of insurers, amounts of coverage and premiums therefor, and identifies all properties, operations and activities and all obligations and liabilities of the Company as to which the Company is self-insured. The Company has heretofore made available to Purchaser copies of all such insurance policies. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. Schedule 5.18 to the Sellers' Disclosure Letter sets forth a list of all material pending claims with respect to all such policies. The Company will maintain its current insurance policies and coverages fully in effect through Closing Date.


         5.19 TRANSACTIONS WITH AFFILIATES. Save as listed in Schedule 5.20 to the Sellers' Disclosure Letter no shareholder or director or officer of the Company, or any Person with whom any such shareholder, director or officer has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns any beneficial interest (an "Affiliate") or any Affiliate of any of the foregoing has any interest in: (a) any contract, arrangement or understanding with the Company or relating to the Business (an "Affiliate Contract"); (b) any loan, arrangement, understanding, agreement or contract ("Affiliate Debt") for or relating to indebtedness of the Company; (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business; or (d) any claim against the Company. Any accounts due and payable from the Company to any Affiliate of the Company are recorded on the books and records of the Company at the fair market value thereof. Since March 31, 1998 there has been no repayment, forgiveness or other release of Affiliate Debt.

         5.20 CUSTOMER RELATIONS. The Company has not received any notice that any single customer of the Company which accounted for more than 5% of the total net sales of the Company for the twelve-month period ended on March 31, 1998 intends to terminate its business relations with the Company. To the knowledge of the Sellers no customer of the Company described above or any executive or key employee of the Company may terminate, as applicable, such Person's business relations with or employment by the Company as a result of the transactions contemplated hereby.

         5.21 UNDISCLOSED PAYMENTS. During the period commencing on March 31, 1998, and continuing through the date of this Agreement, neither the Company nor any of its directors or officers, nor any one acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the books and records of the Company in connection with or in any way relating to or affecting the Company or the Business.

         5.22 BROKERS, AND INVESTMENT BANKERS. Neither the Company nor the Sellers has employed any broker, investment banker or other intermediary or incurred (or, upon Closing hereunder, will incur) any liability for any investment banking fees, financial advisory fees, brokerage fees, finder's fees or other similar fees in connection with the transactions contemplated hereby.

         5.23   YEAR 2000.

                5.23.1 All of the Software offered by the Company (or any predecessor in interest), is, as of the date of this Agreement, "Year 2000 Compliant" (as hereinafter defined). The Company is not subject to any pending or threatened regulatory action, proceeding or investigation concerning the Year 2000 Compliance of the Company's products, services or operations, and there is no basis for any such regulatory action, investigation or proceeding. The Company is in compliance with all applicable regulatory rules, regulations and requirements in regards to the Year 2000 Compliance of its products, services and operations. No claim that any of the Company's products or services are not Year 2000 Compliant, including product liability claims, has been asserted or threatened, and there is no basis for any such claim or action. The Company has furnished Purchaser with true, correct and complete copies of any customer agreements or other materials in which the Company has furnished (or could be deemed to have furnished) assurances as to the Year 2000 Compliance of the Company's products or services, including any responses to surveys or requests for certification of Year 2000 Compliance and letters of assurance to customers.

                5.23.2 All of the internal MIS systems (including hardware, firmware, operating system software, utilities, and applications software) and all systems used in the ordinary course of any supplier's business by or on behalf of the Company, including the Company's payroll, accounting, billing/receivables, customer service, human resources, and e-mail systems are Year 2000 Compliant.

                5.23.3 For purposes of this Agreement, "Year 2000 Compliant" means that (a) the products, services, or other item(s) at issue accurately process, provide and/or receive date/time data (including calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and
         (b) neither the performance nor the functionality nor the supply of the products, services, and other item(s) at issue will be affected by dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate same century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s),
         (ii) all manipulations of date and time related data (including, but not limited to, calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times, including when used in combination with other products, services, or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations, (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during prior to, on, and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and
         (vi) the Company's supply of the product(s), service(s), and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

                5.23.4 No breach of the representations and warranties in this Section 5.23 will be excused by reason of the failure of the Company's or any other entity's or person's products or services to be Year 2000 Compliant, nor will any such occurrence(s) be deemed a force majeure event.

                5.23.5 The Company has in Schedule 5.23.6 to the Sellers' Disclosure Letter furnished Purchaser with a copy of any internal investigations, memoranda, or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of the Company.

         5.24   DATA AND RECORDS

                5.24.1 The Company has not registered or applied to register any personal data held by it under the Data Protection Act 1984 and none of such personal data held by the Company is registerable under the Act.

                5.24.2 All personal data held by the Company has been held in accordance with the data protection principles and there has been no unauthorised disclosure of personal data held by the Company.

                5.24.3 There are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature of notice under the Data Protection Act 1984 currently outstanding against the Company, nor is there any outstanding appeal against such notices nor is the Company aware of any circumstances which may give rise to the giving of any such notices to the Company.

                5.24.4 There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by the Company, nor any outstanding applications for rectification or erasure of personal data. There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor is any personal data held by the Company inaccurate nor has the Company lost or made any unauthorised disclosure of any such data.

                5.24.5 The Company and its employees have complied in all respects with the requirements of the Data Protection Act 1984.

                5.24.6 The Company has not registered or applied for a registration as a computer bureau.

         5.25 BUSINESS IN CERTAIN COUNTRIES. The Company has no obligation to purchase, lease or deal in or assist in dealing in any goods or services for export to, import from, or transhipment through Afghanistan, Angola, Armenia, Azerbaijan, Belarus, Burma, China, Cuba, Haiti, Iran, Iraq, Liberia, Libya, North Korea, Rwanda, Somalia, Sudan, Syria, Tajikistan, Ukraine, Vietnam, the Federal Republic of Yugoslavia (Serbia and Montenegro), and Zaire.

         5.26 ACCURACY AND COMPLETENESS OF COPIES. In each case where it is indicated in this Agreement that the Company or the Sellers have made available, furnished or given, or the like, to Purchaser copies of specified materials, the copies in question were true, complete, correct and included all prior amendments to the subject materials at the time such copies were made available or furnished to Purchaser, and are true, complete and correct and include all amendments to such materials as of the date hereof.

         5.27 DISCLOSURE. No representation or warranty made by the Company or any Seller in this Agreement (including the Schedules to the Sellers'
Disclosure Letter) or the Company Ancillary Documents or Seller Ancillary Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

         5.28 DISCLOSURE LETTER. Prior to the execution and delivery of this Agreement, the Sellers have delivered to Purchaser a letter (the "Sellers' Disclosure Letter") attaching schedules that set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to the Seller's representations or warranties contained in Sections 4 or 5 or to the Sellers' covenants contained in Section 7.

SECTION 6.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser hereby represents and warrants to the Sellers as follows:

         6.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification.

         6.2 AUTHORIZATION, EXECUTION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and any other certificate, agreement, document or instrument to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement (the "Purchaser Ancillary Documents", and together with the Seller Ancillary Documents and the Company Ancillary Documents, the "Ancillary Documents") and the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and the Purchaser Ancillary Documents will be as of Closing Date, duly executed and delivered by Purchaser and do or will (as the case may be) constitute the valid and legally binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

         6.3 ABSENCE OF RESTRICTIONS, CONFLICTS AND REQUIRED CONSENTS. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfilment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with or without the passing of time or the giving of notice or both, and no Consent is necessary in order for such execution, delivery, performance and compliance not to (a) violate or conflict with any of the provisions of the certificate of incorporation or bylaws of Purchaser, (b) violate, conflict with or result in a breach or default or loss of rights under, result in, cause or create any liability, reassessment or revaluation of assets, Lien pursuant to or cause the termination or acceleration of any term or condition of any franchise, mortgage, lease indenture, contract, license, permit, instrument, trust document, or other agreement, understanding, document or instrument to which the Purchaser is a party or by which the Purchaser or any of its properties may be bound, or (c) except for compliance with the applicable requirements of the HSR Act, violate or conflict with any law, statute, ordinance, rule, order, judgment, decree or ruling of any governmental authority applicable to the Purchaser or any of its assets or (d) result in the creation or imposition of any Lien of any kind whatsoever upon the Purchaser or any of its assets.

         6.4 BROKERS, FINDERS AND INVESTMENT BANKERS. Purchaser has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees or other similar fees in connection with the transactions contemplated hereby.

         6.5 LEGAL PROCEEDINGS. No action or proceeding has been instituted against Purchaser before any court or other governmental body by any person or public authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         6.6 DISCLOSURE. No representation, warranty or covenant made by Purchaser in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

SECTION 7.      CERTAIN COVENANTS AND AGREEMENTS.

         Each of the parties hereto will comply with the following additional covenants and agreements to the extent applicable to such party (unless compliance is waived in writing in accordance with this Agreement):

         7.1 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. Each party will, and will use such Person's best endeavours to cause such Person's authorized representatives to, hold in strict confidence, and not disclose to any other Person without the prior written consent of the other parties, or use in any manner except in connection with the transactions contemplated hereby, all information obtained from such other parties in connection with the transactions contemplated hereby, except that such information may be disclosed
(a) where necessary to any regulatory authorities or governmental agencies, (b) if required by court order or decree or applicable law, (c) if it is ascertainable or obtained from public or published information (other than as a result of disclosure by such party), (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential, (e) if it is or becomes known to the public other than through disclosure by such party, (f) if the recipient can demonstrate it was in such Person's possession prior to disclosure thereof in connection with the Agreement, or (g) if the recipient can demonstrate it was independently developed by such Person. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees of the Company or the general public will be mutually agreed upon in advance by Purchaser and the Sellers.

         7.2 SECTION 338 ELECTION. The Sellers will join with Purchaser and the Company in making the Section 338 Election (and any corresponding elections under any applicable State, local or foreign laws, to the extent available) with respect to the purchase and sale of the shares of the Company hereunder. Purchaser will deliver to the Sellers a proposed form of IRS Form 8023A (or other applicable form), including any required schedules and any similar forms required by any State, local or foreign taxing authority.

         7.3 FURTHER ASSURANCES. Each party hereto will on Closing and from time to time thereafter, at any other party's reasonable request and without payment of any other or further consideration, execute and deliver to the requesting party such instruments, certificates and documents in addition to those expressly required by this Agreement as may be reasonably requested to consummate more effectively or further confirm the transactions contemplated by this Agreement.

         7.4 NONCOMPETITION AGREEMENTS AND SERVICE AGREEMENTS. The Purchaser and each of the Sellers will on Closing enter into the Noncompetition Agreements, and the Purchaser and each of Mr Pudwell, Mr Williams and Mr Wakelin will enter into the Service Agreements.

         7.5 OFFICER AND DIRECTOR RESIGNATIONS AND RELEASES. All officers and directors of the Company other than Mr Pudwell, Mr Williams and Mr Wakelin will have executed and delivered to the Purchaser resignations as directors in forms satisfactory to the Purchaser and releases satisfactory in form to the Purchaser from all claims against the Company.

SECTION 8.      INDEMNIFICATION.

         8.1 INDEMNIFICATION OBLIGATIONS OF THE SELLERS. Each Seller will indemnify, defend and hold harmless Purchaser and its shareholders, directors, officers, employees, affiliates, agents, representatives and advisors, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities (whether accrued, absolute or contingent, asserted or unasserted), obligations, losses (including diminution of value), costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                8.1.1 any breach or inaccuracy of any representation or warranty made by the Sellers or the Company in this Agreement, any Schedule to the Sellers' Disclosure Letter or Exhibit hereto or any Seller Ancillary Document or Company Ancillary Document;

                8.1.2 any breach of any covenant, agreement or undertaking made by the Sellers or the Company in this Agreement, any Schedule to the Sellers' Disclosure Letter or Exhibit hereto or any Seller Ancillary Document or Company Ancillary Document; and/or

                8.1.3 any fraud, willful misconduct or bad faith by the Sellers or the Company in connection with this Agreement, any Schedule to the Sellers' Disclosure Letter or Exhibit hereto or any Seller Ancillary Document or Company Ancillary Document.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of Purchaser Indemnified Parties described in this Section 8.1 as to which Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

         8.2 INDEMNIFICATION OBLIGATIONS OF PURCHASER. Purchaser will indemnify and hold harmless the Sellers, and their respective heirs, successors and permitted assigns (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities (whether accrued, absolute or contingent, asserted or unasserted), obligations, losses (including diminution of value), costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                8.2.1 any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or any Purchaser Ancillary Document;

                8.2.2 any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement, any Exhibit or any Purchaser Ancillary Document;

                8.2.3 any fraud, willful misconduct or bad faith by Purchaser in connection with this Agreement or Exhibit hereto or any Purchaser Ancillary Document.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses" and, collectively with Purchaser Losses, the "Losses."

         8.3    NOTICE AND OPPORTUNITY TO DEFEND.

                8.3.1 NOTICE OF ASSERTED LIABILITY. The party making a claim under this Section 8 is referred to as the "Indemnitee," and the party against who such claims are asserted under this Section 8 is referred to as the "Indemnifying Party". All claims by any Indemnitee under this Section 8 will be asserted and resolved as follows:
         Promptly after receipt by the Indemnitee of notice of any claim, including any action, proceeding or investigation (an "Asserted Liability") that is reasonably likely to result in a Loss, the Indemnitee shall give notice thereof (the "Claim Notice") to the Indemnifying Party. (In the case of the Sellers, notice to Mr Pudwell on behalf of all of the Sellers will be proper notice under this Section). The failure to deliver a Claim Notice will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the resulting delay is materially prejudicial to the defence of any claim. The Claim Notice will describe the Asserted Liability in reasonable detail and will indicate the amount (estimated, if necessary, and to the extent feasible but in no event binding) of the Loss that has been or may be suffered by the Indemnitee.

                8.3.2 OPPORTUNITY TO DEFEND. The Indemnifying Party may subject as mentioned below, elect to compromise or to defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party (acting through Mr Pudwell in the case of the Sellers) elects to compromise or defend such Asserted Liability, it will within 10 days of receipt of the Claim Notice notify the Indemnitee of its wish to do so, and subject as mentioned below the Indemnitee will cooperate, at the expense of the Indemnifying Party, in the compromise of, or defence against, such Asserted Liability (such co-operation will include the Indemnitee allowing and procuring the Company to allow the Indemnifying Party (using professional advisers nominated by the Indemnifying Party) to take such action and institute and conduct such proceedings on behalf of the Indemnitee or the Company as the Indemnifying Party may reasonably request to dispute, resist, appeal or compromise, defend, remedy or mitigate the subject matter of any claim or to enforce against any third party the rights of the Company in relation to such claim). The Indemnifying Party shall indemnify the Company and the Indemnitee in connection with and arising out of the actions and the proceedings requested by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the Asserted

         Liability, fails to notify the Indemnitee of its election as herein provided, or fails diligently and promptly to defend or compromise such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability subject to the provisions of Section 8.7. Notwithstanding the foregoing if the Indemnitee, acting in good faith, is of the opinion that the Asserted Liability could have a material adverse effect on the business of the Indemnitee (and where applicable the Company) then the conduct of the Asserted Liability shall become the entitlement of the Indemnitee alone who will from time to time consult with and keep the Indemnifying Party informed of the progress of the Asserted Liability and any proceedings in respect thereof. If the Indemnifying Party is defending any Asserted Liability, the Indemnitee will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defence. All the parties hereto will cooperate in the defence or prosecution of an Asserted Liability and will furnish such records, information and testimony, as may be reasonably requested in connection therewith. For the purposes of Section 8, the Sellers agree to act through Mr Pudwell who has authority to represent each of them in matters the subject of this Section 8.

         8.4 CLAIMS PERIOD. For purposes of this Agreement, a "Claims Period" shall be the period after Closing Date during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims
Periods under this Agreement will terminate as follows:

                8.4.1 with respect to all Purchaser Losses arising under this Agreement, the Claims Period will terminate on the first anniversary of Closing except with respect to

                           8.4.1.1 taxes (Section 5.15), which will be for a period of seven years from Closing;

                           8.4.1.2  Computer software and hardware
                           (Section 5.8.6), which will be for a period of five years from Closing;

                           8.4.1.3 Year 2000 (Section 5.23), which will be for a period of two years from Closing; and

                           8.4.1.4 Section 4 and Sections 5.5 and 5.25 which will be without time limit; and

                8.4.2 with respect to all Seller Losses arising under this Agreement, the Claims Period will terminate on the first anniversary of Closing.

         Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party will have been properly notified of a claim for indemnity hereunder and such claim will not have been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         8.5 LIMITATIONS. The indemnification provided for in this Section 8 is subject to the following additional limitations:

                8.5.1 The Sellers will not be obligated to pay any amounts for indemnification under this Section 8 (except those based upon Section 4 and Sections 5.5, (the "Basket Exclusion")), until the aggregate amounts for indemnification under this Section 8, exclusive of those based on the Basket Exclusions, equals 25,000 pounds sterling (the "Basket Amount"), whereupon, subject to the other limitations contained in this Section 8, the Sellers will be obligated to pay all such amounts, including the Basket Amount.

                8.5.2 Notwithstanding anything in this Agreement to the contrary, the Sellers will not be obligated under any circumstance to make any payment for indemnification under this Section 8 and the Tax Deed (in aggregate) or otherwise (except those based upon the Basket Exclusion) in excess in the aggregate of $2,803,293 pounds sterling.

                8.5.3 The liability of the Indemnifying Party will be net of any insurance benefits received by Indemnitee (or in the case of indemnification by the Sellers, of insurance benefits received by the Company or the Purchaser) and any tax benefits received by Indemnitee (or in the case of indemnification by the Sellers, of tax benefits received by the Company or the Purchaser) in respect of the loss giving rise to the claim for indemnification; provided, that if claims for insurance by Indemnitee are pending but have not been received by Indemnitee as of a date on which the Indemnitor is otherwise obligated to make payment under this Section 8, then the Indemnifying Party will make such payment and Indemnitee will concurrently assign such claims for insurance to the Indemnifying Party or, if such assignment is prohibited, will enforce such claims on the Sellers behalf at the Sellers direction (with the Sellers bearing the reasonable out-of-pocket expenses of such enforcement) and remit such insurance to the Indemnifying Party within three business days of receipt of such insurance.

         8.6 RETROSPECTIVE CHANGES. No liability shall attach to the Sellers in respect of a claim under this Agreement for Purchaser Losses to the extent that:

                8.6.1 such claim arises or is increased as a consequence of a change in the law or a change or withdrawal of any previously published practice or concession of any tax authority after the date hereof;

                8.6.2 such claim or the events giving rise to such claim arise or such claim is increased as a result of an act, omission or transaction by or at the request of or with the approval of the Purchaser or the Company or any of their respective directors, officers or employees effected after Completion, otherwise than in the ordinary course of business as presently carried on by the Company, where the Purchaser or the Company as the case may be was aware that the act, omission or transaction would give rise to such a claim;

         8.7 DUTY TO MITIGATE. Nothing in this Agreement shall be deemed to relieve the Indemnitee from any common law duty to mitigate any loss or damage incurred by it.

         8.8 PRO-RATA LIABILITY. Without prejudice to the joint and several character of the liability of the Sellers towards the Purchaser under this Agreement the liability of any one Seller towards the Purchaser under this Agreement shall be limited to the proportion of the Cash

Consideration payable to that Seller under this Agreement. In addition the Purchaser agrees that if it brings proceedings in relation to Purchaser's Losses it will bring the claim against all of the Sellers.

         8.9 EXCLUSIVITY. Following Closing, to the extent permitted by applicable law, the indemnities set forth in this Section 8 will be the exclusive remedies of Purchaser and the Sellers and their respective shareholders, directors, officers, employees, affiliates, agents, representatives and advisors and each of the heirs, executors, successors and assigns of any of the foregoing for any misrepresentation, breach of warranty or breach of any covenant or agreement contained in this Agreement, and the parties will not be entitled to a rescission of this Agreement or to any further indemnification rights or claims or remedies of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

SECTION 9.      NOTICES.

                All notices, communications and deliveries required or permitted hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telefacsimile transmission or sent by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:

To Purchaser:                                ISS Group, Inc.
Attn: Richard Macchia, CFO

                                             6600 Peachtree-Dunwoody Road,
                                             300 Embassy Row, Suite 500
                                             Atlanta, Georgia  30328
                                             Telephone No.: (678) 443-6452
                                             Telefacsimile No.: (678) 443-6472


with a required, simultaneous                King & Spalding
copy to:                                     Attn.:  John D. Capers, Esq.
                                             191 Peachtree Street
                                             Atlanta, Georgia  30303-1763
                                             Telephone No.:  (404) 572-4658
                                             Telefacsimile No.:  (404) 572-5100

                                             Theodore Goddard
                                             Attn:  Derek Lewis, Esq.
                                             150 Aldersgate Street
                                             London  EC1A 4EJ
                                             Telephone No.: (0171) 880-5848
                                             Telefacsimile No.: (0171) 606-4390

To the Sellers or the Company:               Terence Patrick Pudwell
                                             76 West Street, Henley on Thames,
                                             Oxon RG9 2EA

                                             Robert Martin Williams

                                             11 Enborne Grove, Newbury, Berks RG14 6BH

                                             David Alan Haynes
                                             61 Middle Way, Oxford, Oxon OX2 7LE

                                             Dr. Stephen Fraser
                                             Walnut Tree Cottage, Main Road, Fyfield,
                                             Abingdon, Oxon OX13 5LN

                                             Ross Spencer Wakelin, 270 Tilehurst Road,
                                             Reading, Berks RG30 2NE

                                             John Stuart Crawford
                                             Iona, Northfield Avenue, Lower Shiplake, Oxon
                                             RG9 3PB

                                             Andrew John Robbins, 43 Highworth Way,
                                             Tilehurst, Reading, Berks RG31 6GP

                                             Charles Arthur White
                                             22 Tallis Lane, Southcote, Reading, Berks
                                             RG30 3EB

                                             Christopher James Wood
                                             7 Epping Close, Reading, Berks RG1 7YD

                                             Roderick Nicolas Conner
                                             18 Oak Tree Road, Tilehurst, Reading, Berks
                                             RG31 6JZ

                                             Anthony Frank Bolton
                                             30 Lynton Green, Maidenhead, Berks SL6 6AN

with a required, simultaneous                Pitmans
copy to:                                     Attn: Philip Weaver, Esq.
                                             47 Castle Street, Reading, Berkshire RG1 7SR

or to such other representative or at such other address of a party of which a party hereto may give notice to the other parties in writing. Notices shall be effective upon the date of delivery or refusal of delivery, if sent by personal delivery, registered, certified or express mail or courier delivery, or upon transmission by telefacsimile transmission, if the request confirms by telephone or electronic means that the telefacsimile in question was received in legible form.

SECTION 10.     MISCELLANEOUS.

         10.1 INCORPORATION. All Schedules to the Sellers' Disclosure Letter and Exhibits attached hereto are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement.

         10.2 ASSIGNMENT; Successors in Interest. Neither this Agreement nor the rights or obligations of either party hereto are assignable, by operation of law or otherwise, without the prior written consent of the other party, and any such attempted assignment in violation of this Agreement will be null, void and of no force or effect; provided, however, that Purchaser may assign its rights hereunder to any wholly owned subsidiary. This Agreement will be binding upon and will inure to the benefit of the parties hereto and, in the case of the Company and Purchaser, each of their respective successors and permitted assigns and, in the case of any Seller, such Seller's heirs, beneficiaries and permitted assigns, and any reference hereto shall also be a reference to a permitted successor or assign.

         10.3 NUMBER; GENDER. Whenever the context so requires, the singular number includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders.

         10.4 INTERPRETATION. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement, and all references to Schedules and Exhibits are references to Schedules to the Sellers' Disclosure Letter and Exhibits to this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement, it will be construed in the nonexclusive sense. The words "herein," "hereby", "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

         10.5 CONTROLLING LAW; INTEGRATION; AMENDMENT; CERTAIN CONSTRUCTION RULES. This Agreement shall be governed by English Law and for the benefit of the Purchaser the other parties hereto submit to the jurisdiction of the English Courts. This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof, and this Agreement, the agreements referred to herein or attached hereto and any agreements entered into on or subsequent to the date hereof, constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by a written agreement of the parties. No provision of this Agreement will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party's or such Person's counsel having or being deemed to have structured or drafted such provision.

         10.6 SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         10.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

         10.8 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         10.9 WAIVER. Any agreement on the part of a party hereto to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         10.10  ARBITRATION; LEGAL PROCEEDINGS.


                10.10.1 Any controversy, claim or question of interpretation in dispute between Purchaser, on one hand, and the Sellers, on the other hand (Purchaser, on one hand, and the Sellers, on the other hand, each being referred to in this Section 8.10 as a "party") arising out of or relating to this Agreement or a breach thereof, will be finally settled by arbitration in London, United Kingdom. The arbitration will be conducted pursuant to the Arbitration Act 1996, save that the parties expressly agree that they will give discovery in accordance with English law. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators will be final and binding on the parties and not subject to further appeal. An arbitration will be commenced by written notice by either party (the "Claimant") to the other party, which notice will identify the Claimant's selected arbitrator. The party receiving such notice (the "Respondent") will identify its arbitrator within ten (10) business days following its receipt of such notice. The arbitrator selected by the Claimant and the arbitrator selected by the Respondent will, within ten (10) business days of their appointment, select a third neutral arbitrator. If they are unable to do so, either party may request the President for the time being of the Law Society of England and Wales to appoint the third neutral arbitrator. The arbitrators will have the authority to award any remedy or relief that is available under the Arbitration Act 1996, including specific performance of any obligation created under this Agreement, the grant of injunctive or other provisional relief, or the imposition of penalties for abuse or frustration of the arbitration process. The arbitration award will be in writing and specify the factual and legal basis for the award.

                10.10.2 It is the intention of the parties that any arbitration will be concluded as quickly as reasonably practicable. Subject to the availability of the arbitrators, once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators will use all reasonable efforts to issue the final award or awards within a period of five business days after the end of the proceedings. Failure of the arbitrators to meet the time limits of this Section 14.10.2 shall not be a basis for challenging the award.

                10.10.3 The arbitrators will instruct the unsuccessful party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable lawyers' fees and expenses of the successful party. If the arbitrators determine that there is not a successful party, they shall direct that each party will be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

         10.11 COSTS AND EXPENSES. Each of the parties hereto will be responsible for their own costs and expenses incurred by them in connection with the transactions contemplated by this Agreement.

         10.12 PRESS RELEASES. The parties will consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). No party will issue or cause the publication of any such Press Release without the prior consent of the other parties; except that nothing herein will prohibit any party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its affiliates, in which case the party wishing to make such disclosure will use its reasonable best efforts to notify the other parties of the proposed time of issuance of such Press Release and consult with and allow the other parties reasonable time to comment on such Press Release in advance of its issuance.

AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first before written.



SIGNED by               )
for and on behalf of    )
MARCH INFORMATION       )
SYSTEMS LIMITED         )
in the presence of:     )





SIGNED by               )
for and on behalf of    )
ISS GROUP INC.          )
in the presence of:     )





SIGNED by               )
TERENCE PATRICK         )
PUDWELL                 )
in the presence of:     )

SIGNED by               )
ROBERT MARTIN           )
WILLIAMS                )
in the presence of:     )





SIGNED by               )
DAVID ALAN HAYNES       )
in the presence of:     )





SIGNED by               )
ROSS SPENCER WAKELIN    )
in the presence of:     )





SIGNED by               )
DR. STEPHEN FRASER      )
in the presence of:     )





SIGNED by               )
JOHN STUART             )
CRAWFORD                )
in the presence of:     )

SIGNED by               )
ANDREW JOHN ROBBINS     )
in the presence of:     )





SIGNED by               )
CHARLES ARTHUR WHITE    )
in the presence of:     )





SIGNED by               )
CHRISTOPHER JAMES       )
WOOD                    )
in the presence of:     )





SIGNED by               )
RODERICK NICOLAS        )
CONNOR                  )
in the presence of:     )





SIGNED by               )
ANTHONY FRANK BOLTON    )
in the presence of:     )